Equinix Reports First Quarter 2014 Results

Reported revenues of $580.1 million, a 3% increase over the previous quarter and a 12% increase over the same quarter last year

Increased 2014 annual guidance of revenues to be greater than $2,395.0 million and adjusted EBITDA to be greater than $1,105.0 million

REDWOOD CITY, Calif., April 30, 2014 /PRNewswire/ -- Equinix, Inc. (Nasdaq: EQIX), a global interconnection and data center company, today reported quarterly results for the quarter ended March 31, 2014. The Company uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

Revenues were $580.1 million for the first quarter, a 3% increase over the previous quarter and a 12% increase over the same quarter last year. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $549.7 million for the first quarter, a 2% increase over the previous quarter and an 11% increase over the same quarter last year. Non-recurring revenues were $30.4 million in the quarter. MRR churn for the first quarter was 2.3%, unchanged from the previous quarter and lower than prior guidance.

"Equinix delivered a strong start to the year with revenue and adjusted EBITDA above the top end of our guidance ranges. Our first quarter performance was solid across all three regions, and our key operating metrics, including MRR per cabinet, MRR churn, and cross-connect additions, reflect continued health of the business and the competitive edge derived from Platform Equinix," said Steve Smith, president and CEO of Equinix. "Today we are also excited to announce the Equinix Cloud Exchange, which builds on our successful heritage in interconnection service delivery by bringing together cloud and network service providers with buyers in a new way to realize the promise of cloud computing. With an encouraging start to 2014, Equinix is on track to deliver its financial objectives for the year."

Cost of revenues were $287.5 million for the first quarter, a 7% increase over the previous quarter and an 11% increase from the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $103.3 million for the quarter, which we refer to as cash cost of revenues, were $184.2 million for the quarter, a 6% increase over the previous quarter and a 14% increase over the same quarter last year. Gross margins for the quarter were 50%, down from 52% for the previous quarter and unchanged from the same quarter last year. Cash gross margins, defined as gross profit before depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 68%, down from 69% for the previous quarter and the same quarter last year.

Selling, general and administrative expenses were $170.7 million for the first quarter, a 3% increase over the previous quarter and a 15% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization, accretion and stock-based compensation of $35.3 million for the quarter, which we refer to as cash selling, general and administrative expenses, were $135.4 million for the quarter, a 7% increase over the previous quarter and a 20% increase over the same quarter last year.

Interest expense was $68.8 million for the first quarter, a 5% increase over the previous quarter and a 14% increase over the same quarter last year, primarily attributed to the $1.5 billion senior notes offering in March 2013 and additional financings such as various capital lease and other financing obligations to support the Company's expansion projects. The Company recorded income tax expense of $13.6 million for the first quarter as compared to income tax expense of $11.5 million in the same quarter last year.

Net income attributable to Equinix for the first quarter was $41.4 million. This represents a basic net income per share attributable to Equinix of $0.83 and a diluted net income per share attributable to Equinix of $0.81 based on a weighted average share count of 49.6 million and 53.4 million, respectively, for the first quarter of 2014.

Income from operations was $121.6 million for the first quarter, a 3% decrease from the previous quarter and a 16% increase over the same quarter last year. Adjusted EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs, for the first quarter was $260.4 million, a 1% decrease over the previous quarter and an 8% increase over the same quarter last year.

Capital expenditures, defined as gross capital expenditures less the net change in accrued property, plant and equipment in the first quarter, were $105.9 million, of which $61.0 million was attributed to expansion capital expenditures and $44.9 million was attributed to ongoing capital expenditures.

The Company has repurchased approximately 732,000 shares of its common stock under the $500 million share repurchase program authorized in December 2013 at an average price of $173.46 per share for total consideration of $127.0 million through April 25, 2014.

The Company generated cash from operating activities of $171.7 million for the first quarter as compared to $166.7 million in the previous quarter and $84.2 million for the same quarter last year. Cash provided by investing activities was $98.9 million in the first quarter as compared to cash used in investing activities of $233.4 million in the previous quarter and cash used in investing activities of $1,142.5 million in the same quarter last year, primarily attributed to $836.4 million of the proceeds from the issuance of the $1.5 billion senior notes that was placed into a restricted cash account for the redemption of the $750.0 million 8.125% senior notes in April 2013. Cash used in financing activities was $37.3 million for the first quarter as compared to cash used in financing activities of $70.6 million in the previous quarter and cash provided by financing activities of $1,496.8 million in the same quarter last year, primarily attributed to the issuance of the $1.5 billion senior notes.

As of March 31, 2014, the Company's cash, cash equivalents and investments were $1,041.7 million, as compared to $1,030.1 million as of December 31, 2013.

In April 2014, the Company entered into an agreement with a note holder to exchange $98.9 million of the principal amount of its 4.75% convertible subordinated notes for approximately 1.2 million shares of the Company's common stock and a cash payment of approximately $10.3 million. As a result, the Company will recognize a loss on debt extinguishment of approximately $22.0 million in the second quarter of 2014 upon the exchange of the 4.75% convertible subordinated notes.

Business Outlook

For the second quarter of 2014, the Company expects revenues to range between $594.0 and $598.0 million. Cash gross margins are expected to approximate 68% to 69%. Cash selling, general and administrative expenses are expected to range between $135.0 and $139.0 million. Adjusted EBITDA is expected to range between $267.0 and $273.0 million, which includes $11.0 million in professional fees and costs primarily related to the REIT conversion. Capital expenditures are expected to range between $165.0 and $175.0 million, comprised of approximately $60.0 million of ongoing capital expenditures and $105.0 to $115.0 million of expansion capital expenditures.

For the full year of 2014, total revenues are expected to be greater than $2,395.0 million, or an as-reported greater than 11% year over year growth rate, which includes a positive foreign currency benefit of approximately $7.0 million compared to the rates used from our prior guidance. Total year cash gross margins are expected to approximate 69%. Cash selling, general and administrative expenses are expected to range between $530.0 and $550.0 million. Adjusted EBITDA for the year is expected to be greater than $1,105.0 million, which includes a positive foreign currency benefit of approximately $3.0 million compared to the rates used from our prior guidance, and includes $37.0 million in professional fees and costs primarily related to the REIT conversion. Capital expenditures for 2014 are expected to range between $550.0 and $650.0 million, comprised of approximately $200.0 million of ongoing capital expenditures and $350.0 to $450.0 million for expansion capital expenditures.

The U.S. dollar exchange rates used for 2014 guidance have been updated to $1.37 to the Euro, $1.64 to the Pound, S$1.26 to the U.S. dollar and R$2.28 to the U.S. dollar, and take into consideration the impact of currency hedges where applicable. The 2014 global revenue breakdown by currency for the Euro, Pound, Singapore dollar and Brazilian Real is 15%, 9%, 6% and 4%, respectively.

Company Metrics and Q1 Results Presentation

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, April 30, 2014, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available over the internet at Equinix.com under the Investor Relations heading. To hear the conference call live, please dial 1-210-234-8004 (domestic and international) and reference the passcode (EQIX). A presentation to accompany the call as well as the Company's Non-Financial Metrics tracking sheet, will also be available on the website.

A replay of the call will be available beginning on Wednesday, April 30, 2014, at 7:30 p.m. (ET) through Thursday, July 31, 2014, by dialing 1-203-369-0063 and reference the passcode (2014). In addition, the webcast will be available on the Investors section of the Company's website over the same time period. No password is required for the webcast.

About Equinix

Equinix, Inc. (Nasdaq: EQIX), connects more than 4,500 companies directly to their customers and partners inside the world's most networked data centers. Today, businesses leverage the Equinix interconnection platform in 32 strategic markets across the Americas, EMEA and Asia-Pacific. www.equinix.com.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow, adjusted free cash flow, discretionary free cash flow and adjusted discretionary free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain items that it believes are not good indicators of the Company's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges and acquisition costs. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes stock-based compensation expense as it primarily represents expense attributed to equity awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges or severance charges related to the Switch and Data acquisition. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to costs the Company incurs in connection with business combinations. Management believes such items as restructuring charges, impairment charges and acquisition costs are non-core transactions; however, these types of costs will or may occur in future periods.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Recurring revenues	$ 549,703	$ 538,060	$ 494,522
Non-recurring revenues	30,350	26,617	21,612
Revenues	580,053	564,677	516,134

Cost of revenues	287,525	269,743	258,591
Gross profit	292,528	294,934	257,543

Operating expenses:
Sales and marketing	67,428	67,250	58,276
General and administrative	103,303	98,466	90,818
Acquisition costs	185	4,229	3,662
Total operating expenses	170,916	169,945	152,756

Income from operations	121,612	124,989	104,787

Interest and other income (expense):
Interest income	1,434	794	747
Interest expense	(68,820)	(65,503)	(60,331)
Loss on debt extinguishment	-	(14,899)	-
Other income (expense)	678	1,959	(459)
Total interest and other, net	(66,708)	(77,649)	(60,043)

Income before income taxes	54,904	47,340	44,744

Income tax expense	(13,567)	(1,967)	(11,460)

Net income	41,337	45,373	33,284

Net (income) loss attributable to redeemable non-controlling interests	50	(186)	(441)

Net income attributable to Equinix	$ 41,387	$ 45,187	$ 32,843

Net income per share attributable to Equinix:

Basic net income per share (1)	$ 0.83	$ 0.91	$ 0.67

Diluted net income per share (1)	$ 0.81	$ 0.88	$ 0.65

Shares used in computing basic net income per share	49,598	49,765	49,029

Shares used in computing diluted net income per share	53,386	53,499	53,480

(1)	The net income attributable to Equinix used in the computation of basic and diluted net income per share attributed to Equinix is presented below:

Net income	$ 41,337	$ 45,373	$ 33,284
Net (income) loss attributable to non-controlling interests	50	(186)	(441)
Net income attributable to Equinix, basic	41,387	45,187	32,843
Interest on convertible debt	1,984	1,847	1,851
Net income attributable to Equinix, diluted	$ 43,371	$ 47,034	$ 34,694

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Net income	$ 41,337	$ 45,373	$ 33,284

Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	14,970	6,905	(72,554)
Unrealized gain (loss) on available for sale securities	839	(376)	98
Unrealized gain (loss) on cash flow hedges	200	(1,750)	-
Other comprehensive income (loss), net of tax:	16,009	4,779	(72,456)

Comprehensive income (loss), net of tax	57,346	50,152	(39,172)

Net (income) loss attributable to redeemable non-controlling interests	50	(186)	(441)
Other comprehensive (income) loss attributable to redeemable non-controlling interests	(2,067)	3,185	(769)

Comprehensive income (loss) attributable to Equinix, net of tax	$ 55,329	$ 53,151	$ (40,382)

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$ 495,174	$ 261,894
Short-term investments	322,374	369,808
Accounts receivable, net	213,560	184,840
Other current assets	54,910	72,118
Total current assets	1,086,018	888,660
Long-term investments	224,176	398,390
Property, plant and equipment, net	4,766,297	4,591,650
Goodwill	1,047,578	1,042,153
Intangible assets, net	176,914	184,182
Other assets	429,615	387,324
Total assets	$ 7,730,598	$ 7,492,359

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$ 293,295	$ 263,223
Accrued property and equipment	80,516	64,601
Current portion of capital lease and other financing obligations	17,880	17,214
Current portion of mortgage and loans payable	54,122	53,508
Other current liabilities	149,343	147,958
Total current liabilities	595,156	546,504
Capital lease and other financing obligations, less current portion	1,037,247	914,032
Mortgage and loans payable, less current portion	191,761	199,700
Senior notes	2,250,000	2,250,000
Convertible debt	728,361	724,202
Other liabilities	284,108	274,955
Total liabilities	5,086,633	4,909,393

Redeemable non-controlling interests	126,959	123,902

Common stock	51	50
Additional paid-in capital	2,743,244	2,693,887
Treasury stock	(131,408)	(84,663)
Accumulated other comprehensive loss	(99,825)	(113,767)
Retained earnings (accumulated deficit)	4,944	(36,443)
Total stockholders' equity	2,517,006	2,459,064

Total liabilities, redeemable non-controlling interests and stockholders' equity	$ 7,730,598	$ 7,492,359

Ending headcount by geographic region is as follows:

Americas headcount	2,018	1,984
EMEA headcount	907	899
Asia-Pacific headcount	636	617
Total headcount	3,561	3,500

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

	March 31,	December 31,
	2014	2013

Capital lease and other financing obligations	$ 1,055,127	$ 931,246

U.S. term loan	130,000	140,000
ALOG financings	70,799	67,882
Mortgage payable	43,202	43,497
Other loans payable	1,882	1,829
Total mortgage and loans payable	245,883	253,208

Senior notes	2,250,000	2,250,000

Convertible debt, net of debt discount	728,361	724,202
Plus: debt discount	41,348	45,508
Total convertible debt principal	769,709	769,710

Total debt outstanding	$ 4,320,719	$ 4,204,164

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Cash flows from operating activities:
Net income	$ 41,337	$ 45,373	$ 33,284
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	113,610	106,682	108,603
Stock-based compensation	24,981	27,630	23,836
Debt issuance costs and debt discount	6,409	6,266	5,753
Loss on debt extinguishment	-	14,899	-
Excess tax benefits from employee equity awards	(10,018)	42	(18,990)
Other reconciling items	5,292	7,196	3,085
Changes in operating assets and liabilities:
Accounts receivable	(28,995)	12,336	(24,663)
Income taxes, net	(15,749)	(36,622)	(2,347)
Accounts payable and accrued expenses	8,830	(10,157)	(27,996)
Other assets and liabilities	26,021	(6,939)	(16,384)
Net cash provided by operating activities	171,718	166,706	84,181
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	221,654	18,641	(232,965)
Purchase of Frankfurt Kleyer 90 Carrier Hotel	-	(48,739)	-
Purchase of Asia Tone, less cash acquired	-	-	(107)
Purchase of real estate	(16,791)	-	-
Purchases of other property, plant and equipment	(105,907)	(202,841)	(75,667)
Other investing activities	(71)	(423)	(833,801)
Net cash provided by (used in) investing activities	98,885	(233,362)	(1,142,540)
Cash flows from financing activities:
Purchases of treasury stock	(47,120)	(48,799)	-
Proceeds from employee equity awards	14,387	3,810	14,368
Proceeds from loans payable	-	26,304	-
Proceeds from senior notes	-	-	1,500,000
Repayment of capital lease and other financing obligations	(4,250)	(27,907)	(3,516)
Repayment of mortgage and loans payable	(10,317)	(10,196)	(14,052)
Debt extinguishment costs	-	(13,189)	-
Excess tax benefits from employee equity awards	10,018	(42)	18,990
Other financing activities	-	(622)	(19,030)
Net cash provided by (used in) financing activities	(37,282)	(70,641)	1,496,760
Effect of foreign currency exchange rates on cash and cash equivalents	(41)	(551)	(5,595)
Net increase (decrease) in cash and cash equivalents	233,280	(137,848)	432,806
Cash and cash equivalents at beginning of period	261,894	399,742	252,213
Cash and cash equivalents at end of period	$ 495,174	$ 261,894	$ 685,019

Supplemental cash flow information:
Cash paid for taxes	$ 29,913	$ 36,954	$ 14,036
Cash paid for interest	$ 42,385	$ 74,671	$ 67,975

Free cash flow (1)	$ 48,949	$ (85,297)	$ (825,394)

Adjusted free cash flow (2)	$ 103,375	$ 236	$ (800,506)

Ongoing capital expenditures (3)	$ 44,914	$ 68,059	$ 33,997

Discretionary free cash flow (4)	$ 126,804	$ 98,647	$ 50,184

Adjusted discretionary free cash flow (5)	$ 164,439	$ 135,441	$ 74,965

(1)	We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities
(excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$ 171,718	$ 166,706	$ 84,181
Net cash provided by (used in) investing activities as presented above	98,885	(233,362)	(1,142,540)
Purchases, sales and maturities of investments, net	(221,654)	(18,641)	232,965
Free cash flow (negative free cash flow)	$ 48,949	$ (85,297)	$ (825,394)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate, acquisitions, any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our planned conversion into a real estate investment trust ("REIT") and costs related to the planned REIT conversion, as presented below:

Free cash flow (as defined above)	$ 48,949	$ (85,297)	$ (825,394)
Less purchase of Frankfurt Kleyer 90 Carrier Hotel	-	48,739	-
Less purchase of Asia Tone, less cash acquired	-	-	107
Less purchase of real estate	16,791	-	-
Less excess tax benefits from employee equity awards	10,018	(42)	18,990
Less cash paid for taxes resulting from the planned REIT conversion	17,827	30,040	3,734
Less costs related to the planned REIT conversion	9,790	6,796	2,057
Adjusted free cash flow	$ 103,375	$ 236	$ (800,506)

We categorize our cash paid for taxes into cash paid for taxes resulting from the planned REIT conversion (as defined above) and other cash taxes paid.

Cash paid for taxes resulting from the planned REIT conversion	$ 17,827	$ 30,040	$ 3,734
Other cash taxes paid	12,086	6,914	10,302
Total cash paid for taxes	$ 29,913	$ 36,954	$ 14,036

(3)	We refer to our purchases of other property, plant and equipment as our capital expenditures (or capex). We categorize our capital expenditures into expansion and ongoing capex. Expansion capex is capex spent to build out our new data centers and data center expansions. Our ongoing capex represents all of our other capex spending.

Ongoing capital expenditures	$ 44,914	$ 68,059	$ 33,997
Expansion capital expenditures	60,993	134,782	41,670
Total capital expenditures	$ 105,907	$ 202,841	$ 75,667

(4)	We define discretionary free cash flow as net cash provided by operating activities less ongoing capital expenditures
(as described above), as presented below:

Net cash provided by operating activities, as presented above	$ 171,718	$ 166,706	$ 84,181
Less ongoing capital expenditures	(44,914)	(68,059)	(33,997)
Discretionary free cash flow	$ 126,804	$ 98,647	$ 50,184

(5)	We define adjusted discretionary free cash flow as discretionary free cash flow (as defined above), excluding any excess tax benefits from employee equity awards, cash paid for taxes associated with reclassifying our assets for tax purposes triggered by our planned REIT conversion and costs related to the planned REIT conversion, as presented below:

Discretionary free cash flow (as defined above)	$ 126,804	$ 98,647	$ 50,184
Excess tax benefits from employee equity awards	10,018	(42)	18,990
Cash paid for taxes resulting from the planned REIT conversion	17,827	30,040	3,734
Costs related to the planned REIT conversion	9,790	6,796	2,057
Adjusted discretionary free cash flow	$ 164,439	$ 135,441	$ 74,965

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
		2014	2013	2013

Recurring revenues		$ 549,703	$ 538,060	$ 494,522
Non-recurring revenues		30,350	26,617	21,612
	Revenues (1)	580,053	564,677	516,134

Cash cost of revenues (2)		184,248	174,284	162,010
	Cash gross profit (3)	395,805	390,393	354,124

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	55,799	54,235	46,280
	Cash general and administrative expenses (6)	79,618	72,628	66,956
	Total cash operating expenses (7)	135,417	126,863	113,236

Adjusted EBITDA (8)		$ 260,388	$ 263,530	$ 240,888

Cash gross margins (9)		68%	69%	69%

Adjusted EBITDA margins (10)		45%	47%	47%

Adjusted EBITDA flow-through rate (11)		(20%)	70%	12%

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 236,614	$ 236,931	$ 223,285
	Interconnection	64,302	62,306	58,206
	Managed infrastructure	13,112	12,811	13,147
	Rental	952	763	460
	Recurring revenues	314,980	312,811	295,098
	Non-recurring revenues	15,053	13,290	10,694
	Revenues	330,033	326,101	305,792

	EMEA Revenues:

	Colocation	122,176	117,003	100,532
	Interconnection	11,366	10,473	8,381
	Managed infrastructure	6,865	6,831	4,249
	Rental	1,718	1,660	120
	Recurring revenues	142,125	135,967	113,282
	Non-recurring revenues	9,305	8,819	6,687
	Revenues	151,430	144,786	119,969

	Asia-Pacific Revenues:

	Colocation	75,833	72,758	71,014
	Interconnection	11,358	11,090	9,404
	Managed infrastructure	5,407	5,434	5,724
	Recurring revenues	92,598	89,282	86,142
	Non-recurring revenues	5,992	4,508	4,231
	Revenues	98,590	93,790	90,373

	Worldwide Revenues:

	Colocation	434,623	426,692	394,831
	Interconnection	87,026	83,869	75,991
	Managed infrastructure	25,384	25,076	23,120
	Rental	2,670	2,423	580
	Recurring revenues	549,703	538,060	494,522
	Non-recurring revenues	30,350	26,617	21,612
	Revenues	$ 580,053	$ 564,677	$ 516,134

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based
	compensation as presented below:

	Cost of revenues	$ 287,525	$ 269,743	$ 258,591
	Depreciation, amortization and accretion expense	(101,407)	(93,270)	(94,979)
	Stock-based compensation expense	(1,870)	(2,189)	(1,602)
	Cash cost of revenues	$ 184,248	$ 174,284	$ 162,010

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 91,037	$ 87,794	$ 87,724
	EMEA cash cost of revenues	58,116	52,363	43,629
	Asia-Pacific cash cost of revenues	35,095	34,127	30,657
	Cash cost of revenues	$ 184,248	$ 174,284	$ 162,010

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation and acquisition costs. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$ 67,428	$ 67,250	$ 58,276
	Depreciation and amortization expense	(4,629)	(6,273)	(6,275)
	Stock-based compensation expense	(7,000)	(6,742)	(5,721)
	Cash sales and marketing expenses	$ 55,799	$ 54,235	$ 46,280

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$ 103,303	$ 98,466	$ 90,818
	Depreciation and amortization expense	(7,574)	(7,139)	(7,349)
	Stock-based compensation expense	(16,111)	(18,699)	(16,513)
	Cash general and administrative expenses	$ 79,618	$ 72,628	$ 66,956

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$ 55,799	$ 54,235	$ 46,280
	Cash general and administrative expenses	79,618	72,628	66,956
	Cash SG&A	$ 135,417	$ 126,863	$ 113,236

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	Americas cash SG&A	$ 89,433	$ 78,701	$ 73,551
	EMEA cash SG&A	30,109	32,794	27,611
	Asia-Pacific cash SG&A	15,875	15,368	12,074
	Cash SG&A	$ 135,417	$ 126,863	$ 113,236

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense and acquisition costs as presented below:

	Income from operations	$ 121,612	$ 124,989	$ 104,787
	Depreciation, amortization and accretion expense	113,610	106,682	108,603
	Stock-based compensation expense	24,981	27,630	23,836
	Acquisition costs	185	4,229	3,662
	Adjusted EBITDA	$ 260,388	$ 263,530	$ 240,888

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$ 71,735	$ 76,042	$ 59,379
	Americas depreciation, amortization and accretion expense	58,933	62,623	63,296
	Americas stock-based compensation expense	18,793	20,926	18,444
	Americas acquisition costs	102	15	3,398
	Americas adjusted EBITDA	149,563	159,606	144,517

	EMEA income from operations	29,903	31,187	22,538
	EMEA depreciation, amortization and accretion expense	29,902	20,612	23,071
	EMEA stock-based compensation expense	3,317	3,616	3,038
	EMEA acquisition costs	83	4,214	82
	EMEA adjusted EBITDA	63,205	59,629	48,729

	Asia-Pacific income from operations	19,974	17,760	22,870
	Asia-Pacific depreciation, amortization and accretion expense	24,775	23,447	22,236
	Asia-Pacific stock-based compensation expense	2,871	3,088	2,354
	Asia-Pacific acquisition costs	-	-	182
	Asia-Pacific adjusted EBITDA	47,620	44,295	47,642

	Adjusted EBITDA	$ 260,388	$ 263,530	$ 240,888

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	72%	73%	71%

	EMEA cash gross margins	62%	64%	64%

	Asia-Pacific cash gross margins	64%	64%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	45%	49%	47%

	EMEA adjusted EBITDA margins	42%	41%	41%

	Asia-Pacific adjusted EBITDA margins	48%	47%	53%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 260,388	$ 263,530	$ 240,888
	Less adjusted EBITDA - prior period	(263,530)	(248,445)	(239,686)
	Adjusted EBITDA growth	$ (3,142)	$ 15,085	$ 1,202

	Revenues - current period	$ 580,053	$ 564,677	$ 516,134
	Less revenues - prior period	(564,677)	(543,084)	(506,059)
	Revenue growth	$ 15,376	$ 21,593	$ 10,075

	Adjusted EBITDA flow-through rate	(20%)	70%	12%

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CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, Paul Thomas, Equinix, Inc., (650) 598-6442, pthomas@equinix.com, Equinix Media Contacts: Melissa Neumann, Equinix, Inc., (650) 598-6098, mneumann@equinix.com, Liam Rose, Equinix, Inc., (650) 598-6590, lrose@equinix.com